Exhibit 99.1

Great Elm Capital Corp. Announces FIRST Quarter 2021 Financial Results HIGHLIGHTED BY 12.4% increase in NAV per share

Company to Host Quarterly Conference Call at 11:00 AM ET Today

WALTHAM, MA, May 7, 2021 – Great Elm Capital Corp. (“we,” “us,” “our,” or “GECC,”) (NASDAQ: GECC), a business development company, today announced its financial results for the first quarter ended March 31, 2021.

Financial Highlights

▪

Net investment income (“NII”) for the quarter was $1.5 million, as compared to NII of $1.6 million for the quarter ended December 31, 2020. NII was largely flat quarter-over-quarter due to slower than anticipated deployment of capital in January which subsequently accelerated in February and March.

▪

NII per share was $0.06 based on weighted average shares outstanding of 23,401,837, as compared to NII per share of $0.07, based on weighted average shares outstanding of 22,249,283, for the quarter ended December 31, 2020.

▪	As of March 31, 2021, GECC’s asset coverage ratio was approximately 177.1%, up from 167.1% as of December 31, 2020, and 141.1% as of March 31, 2020.
▪	Net assets grew to approximately $91.5 million on March 31, 2021, as compared to $79.6 million on December 31, 2020, and $50.8 million at March 31, 2020.
▪	NAV per share of $3.89 as of March 31, 2021, compared to $3.46 at December 31, 2020. NAV per share was $5.05 as of March 31, 2020.

New $25.0 Million Credit Facility

GECC yesterday announced that it closed a $25.0 million senior secured revolving line of credit with City National Bank. Borrowings under the revolving line bear interest at the applicable LIBOR rate plus 3.50% with a 1.00% floor. The revolving line of credit has a three year term with a maturity date of May 5, 2024, subject to a springing maturity on May 15, 2022 if the company’s 6.50% notes due 2022 are not refinanced on or prior to such date.

Management Commentary

Peter A. Reed, GECC’s Chief Executive Officer, stated, “We saw a significant increase in NAV per share during the period, largely related to unrealized gains as a result of several positive developments at our portfolio companies during the first quarter. We reported lower than expected net investment income during the quarter as we entered the year with a significant cash balance which was deployed at a pace that increased over February and March at favorable yields. Our new $25 million credit facility provides financial flexibility and improves the company’s ability to be more fully invested in yield generating assets.”

Mr. Reed continued, “Throughout the past few quarters we have continued to reposition the portfolio and build upon the success of our investment in Prestige Capital Finance. We believe our investments in the specialty finance sector give GECC access to proprietary deal flow with the potential to generate attractive IRRs over time.  Through our relationship with Prestige we are seeing a robust pipeline of additional opportunities in both factoring and complementary specialty finance businesses.”

Financial Highlights – Per Share Data(1)

	Q1/2020[1]	Q2/2020[1]	Q3/2020[1]	Q4/2020[1]	Q1/2021[1]
Earnings Per Share (“EPS”)	($3.33)	$0.34	$0.72	($0.43)	$0.53
Net Investment Income (“NII”) Per Share	$0.26	$0.09	$0.18	$0.07	$0.06
Net Realized Gains / (Losses) Per Share	($1.12)	$0.09	($0.02)	$0.03	($0.14)
Net Unrealized Gains / (Losses) Per Share	($2.47)	$0.16	$0.56	($0.54)	$0.61
Net Asset Value Per Share at Period End	$5.05	$5.10	$5.53	$3.46	$3.89
Distributions Paid / Declared Per Share	$0.249	$0.249	$0.249	$0.249	$0.10

Portfolio and Investment Activity

As of March 31, 2021, GECC held total investments of $193.6 million at fair value, held in the following:

•

33 debt investments, totaling approximately $135.5 million and representing 70.0% of the fair market value of our total investments. Secured debt investments comprised a substantial majority of the fair market value of our debt investments.

•	3 yielding equity investments, totaling approximately $30.1 million representing 15.5% of the fair market value of our total investments.
•	7 other equity investments, totaling approximately $18.0 million and representing 9.3% of the fair market value of our total investments.
•

Special Purpose Acquisition Company (SPAC) instruments totaling approximately $10.0 million, which consist of SPAC units, common stock, and warrants, representing approximately 5.2% of total investments.

As of March 31, 2021, the weighted average current yield on our debt portfolio was 10.9%. Floating rate instruments comprised approximately 51.3% of the fair market value of debt investments.

During the quarter ended March 31, 2021, we deployed approximately $43.9 million into new investments(2) excluding SPACs, at a weighted average current yield of 9.85%. The weighted average price of the debt deployment activity was 96% of par. We also deployed approximately $14.5 million into SPACs during the period.

During the quarter ended March 31, 2021, we monetized, in part or in full, 20 investments for approximately $23.7 million(3) excluding SPACs, at a weighted average current yield of 11.6%. The weighted average realized price was 89% of par. We also monetized $4.5 million of SPAC securities during the period.

Financial Review

Total investment income for the quarter ended March 31, 2022 was approximately $5.3 million, or $0.23 per share. Total expenses for the quarter ended March 31, 2021 were approximately $3.8 million, or $0.16 per share.

Net realized losses for the quarter ended March 31, 2021 were approximately $3.3 million, or $0.14 per share. Net unrealized appreciation from investments for the quarter ended March 31, 2021 was approximately $14.3 million, or $0.61 per share.

Liquidity and Capital Resources

As of March 31, 2021, our cash balance was approximately $26.6 million, exclusive of holdings of United States Treasury Bills and restricted cash. Total debt outstanding (par value) as of March 31, 2021 was $118.7 million, comprised of our 6.50% senior notes due September 2022 (NASDAQ: GECCL), our 6.50% senior notes due June 2024 (NASDAQ: GECCN) and our 6.75% senior notes due January 2025 (NASDAQ: GECCM).

Distributions

We also announced this morning that our board of directors authorized a $0.10 per share cash distribution for the quarter ending September 30, 2021. The record and payment dates for the distribution are expected to be set by GECC in the third quarter pursuant to authority granted by its board of directors.

The Company previously has announced that our board of directors authorized a $0.10 per share cash distribution for the quarter ending June 30, 2021. The record and payment dates for the distribution are expected to be set by GECC in the second quarter pursuant to authority granted by its board of directors.

Conference Call and Webcast

GECC will discuss these results in a conference call later this morning (Friday, May 7, 2021) at 11:00 a.m. ET.

Conference Call Details

Date/Time:Friday, May 7, 2021 – 11:00 a.m. ET

Participant Dial-In Numbers:

(United States):844-820-8297

(International):661-378-9758

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "GECC." An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Great Elm Capital Corp.’s website at http://www.investor.greatelmcc.com/events-and-presentations/presentations after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the Internet via the Investor Relations section of GECC’s website or by clicking on the conference call link: Great Elm Capital Corp (GECC) Q1 2021 Conference Call Webcast.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) The per share figures are based on a weighted average outstanding share count for the respective period.

(2) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(3) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Adam Prior

The Equity Group Inc.

+1 (212) 836-9606

aprior@equityny.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	March 31, 2021	December 31, 2020
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $169,052 and $147,494, respectively)	$ 143,171	$ 112,116
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $139,997 and $74,997, respectively)	139,991	74,998
Affiliated investments, at fair value (amortized cost of $114,478 and $109,840, respectively)	38,210	29,289
Controlled investments, at fair value (amortized cost of $9,093 and $7,630, respectively)	12,250	10,243
Total investments	333,622	226,646

Cash and cash equivalents	26,572	52,582
Restricted cash	-	600
Receivable for investments sold	6,111	-
Interest receivable	4,118	2,423
Due from portfolio company	895	837
Prepaid expenses and other assets	44	240
Total assets	$ 371,362	$ 283,328

Liabilities
Notes payable 6.50% due September 18, 2022 (including unamortized discount of $425 and $494, respectively)	$ 29,868	$ 29,799
Notes payable 6.75% due January 31, 2025 (including unamortized discount of $980 and $1,042, respectively)	44,630	44,568
Notes payable 6.50% due June 30, 2024 (including unamortized discount of $1,421 and $1,529, respectively)	41,402	41,294
Payable for investments purchased	152,953	75,511
Interest payable	328	328
Distributions payable	-	1,911
Accrued incentive fees payable	9,284	9,176
Due to affiliates	776	764
Accrued expenses and other liabilities	590	362
Total liabilities	$ 279,831	$ 203,713

Commitments and contingencies	$ -	$ -

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 23,508,232 shares issued and outstanding and 23,029,453 shares issued and outstanding, respectively)	$ 235	$ 230
Additional paid-in capital	232,219	230,504
Accumulated losses	(140,923)	(151,119)
Total net assets	$ 91,531	$ 79,615
Total liabilities and net assets	$ 371,362	$ 283,328
Net asset value per share	$ 3.89	$ 3.46

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended March 31,
	2021	2020
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$ 2,442	$ 4,466
Non-affiliated, non-controlled investments (PIK)	30	-
Affiliated investments	260	227
Affiliated investments (PIK)	1,439	1,224
Controlled investments	8	70
Total interest income	4,179	5,987
Dividend income from:
Non-affiliated, non-controlled investments	481	3
Controlled investments	320	400
Total dividend income	801	403
Other income from:
Non-affiliated, non-controlled investments	33	30
Affiliated investments (PIK)	282	-
Controlled investments	-	9
Total other income	315	39
Total investment income	$ 5,295	$ 6,429

Expenses:
Management fees	$ 660	$ 698
Incentive fees	108	100
Administration fees	156	204
Custody fees	13	20
Directors’ fees	55	51
Professional services	425	257
Interest expense	2,198	2,305
Other expenses	176	142
Total expenses	$ 3,791	$ 3,777
Net investment income	$ 1,504	$ 2,652

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$ (3,415)	$ (11,456)
Controlled investments	140	-
Realized gain on repurchase of debt	-	143
Total net realized gain (loss)	(3,275)	(11,313)
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	9,490	(19,715)
Affiliated investments	4,283	(5,085)
Controlled investments	544	(77)
Total net change in unrealized appreciation (depreciation)	14,317	(24,877)
Net realized and unrealized gains (losses)	$ 11,042	$ (36,190)
Net increase (decrease) in net assets resulting from operations	$ 12,546	$ (33,538)

Net investment income per share (basic and diluted):	$ 0.06	$ 0.26
Earnings per share (basic and diluted):	$ 0.53	$ (3.33)
Weighted average shares outstanding (basic and diluted):	23,401,837	10,062,682